Mr. Michael Lamach                        December 20, 2012
[Redacted]
Dear Mike:
As previously communicated, the purpose of this letter is to amend that portion of your employment agreement related to your entitlement to severance payments from the company under certain conditions purely as it relates to the timing of any such payments in order to ensure compliance with Section 409A of the Internal Revenue Code. The following language shall be added as an amendment to your agreement.

“The severance payable under your employment agreement upon your involuntary termination of employment with the Company will be paid in a lump sum within 60 days of your termination of employment, provided that you have executed a release within 45 days of your termination of employment, and, provided further, that, if that 60-day period spans two calendar years, the payment will be made in the second of those calendar years.  Notwithstanding the foregoing, if for any reason the Company is unable to make the payment by March 15 of the year following the year of your termination of employment, the payment will be made 6 months following the date of your termination of employment, if it is determined that such delayed payment is required under Section 409A of the Internal Revenue Code.”

Please sign and date below indicating your consent to the above amendment and return to Jeff Blair prior to January 1, 2013. Thank you.
Sincerely,

/s/ Evan Turtz

Evan Turtz
Vice President and Deputy General Counsel – Labor & Employment

I hereby agree to the aforementioned amendment to my employment agreement dated December 30, 2003.

/s/ Michael Lamach

Michael Lamach

December 23, 2012

GESDMS/6528223.1